Exhibit 99.2

SERACARE LIFE SCIENCES, INC.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

This unaudited pro forma consolidated balance sheet has been prepared as if the acquisition of (i) substantially all of the assets of the BBI Diagnostics and BBI Biotech Research Laboratories, Inc. divisions of Boston Biomedica, Inc. (“BBI”) (the “BBI Acquisition”), and (ii) substantially all of the assets of Genomics Collaborative, Inc. (“GCI”) (the “GCI Acquisition” and collectively with the BBI Acquisition, the “Acquisitions”) had taken place as of June 30, 2004. The unaudited pro forma consolidated statement of operations for the nine months ended June 30, 2004 and the year ended September 30, 2003, have been prepared as if the Acquisitions had taken place on October 1, 2002. The operations acquired from GCI and BBI have a December 31 year end. The pro forma statement of operations for the nine-months ended June 30, 2004 has been prepared using (a) BBI’s results of operations for the same nine-month period and (b) GCI’s results of operations from October 1, 2003 through June 3, 2004, the date of the GCI Acquisition. The pro forma statement of operations for the year ended September 30, 2003 has been prepared using (a) GCI’s results of operations for the year ended December 31, 2003 and (b) BBI’s results of operations for the twelve months ended September 30, 2003.

The pro forma adjustments are based upon available information and certain assumptions that SeraCare Life Sciences, Inc.’s (“SRLS”) management believes is reasonable. The unaudited pro forma consolidated financial statements are provided for informational purposes only and are not necessarily indicative of the results that would have occurred if the Acquisitions had occurred on the dates indicated or the expected financial position or results of operations in the future. Furthermore, the allocation of the purchase price for the BBI Acquisition is preliminary as the Company is engaged in negotiations with BBI over the closing balance sheet and related purchase price adjustment mechanism as provided for in the BBI Acquisition Agreement. In addition, certain provisions in the GCI Acquisition agreement may result in changes to the purchase price for the GCI Acquisition. As a result, actual assets and liability values and related operating results, including actual depreciation and amortization, could differ materially from those reflected in the unaudited pro forma consolidated financial statements included herein.

The unaudited pro forma consolidated financial statements should be read in conjunction with SRLS’s separate historical financial statements and notes thereto as filed with the Securities and Exchange Commission, as well as the historical financial statements and notes thereto of the operations of BBI contained elsewhere herein, and in conjunction with the related notes to these unaudited pro forma consolidated financial statements. In management’s opinion, all material adjustments necessary to reflect the effect of the Acquisitions have been made.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Balance Sheet

June 30, 2004

(in thousands)

	(a) SeraCare Life Sciences, Inc.	Boston Biomedica, Inc.	Allocation of BBI Purchase Price		Pro forma Combined
Assets
Current Assets
Cash and cash equivalents	$642	$—	$(715)		$(73)
Accounts receivable, net	6,334	3,792	—		10,126
Inventory	20,315	5,491	—		25,806
Prepaid expenses and other current assets	1,592	159	—		1,751

Total Current Assets	28,883	9,442	(715)		37,610

Property and equipment, net	3,752	4,362	—		8,114
Goodwill	12,714	—	16,373	(7)	29,087
Intangibles	—	—	6,690	(7)	6,690
Other assets	1,183	141	—		1,324

Total Assets	$46,532	$13,945	$22,348		$82,825

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,514	$1,605	$—		$6,119
Accounts payable to related parties	1,246	—	—		1,246
Accrued expenses	1,216	1,203	—		2,419
Accrued acquisition costs	—	—	1,184	(7)	1,184
Term loan – current portion	—	58	—		58
Deferred revenue	—	39	—		39

Total Current Liabilities	6,976	2,905	1,184		11,065

Line of Credit / Long-term debt	3,385	2,514	(3,385)		27,514
			25,000	(8)
Stockholders’ Equity
Preferred stock	—	—	—		—
Preferred stock warrant	—	—	—		—
Common stock	14,956	—	—		14,956
			8,075	(8)	8,075
Additional paid-in capital	13,519	—	—		13,519
Retained earnings	7,696	8,526	(8,526	)(7)	7,696

Total stockholders’ equity	36,171	8,526	(451)		44,246

Total Liabilities and Stockholders’ Equity	$46,532	$13,945	$22,348		$82,825

See accompanying notes to unaudited pro forma consolidated financial statements.

(a)	Includes the assets of GCI which were acquired on June 3, 2004.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the Nine Months Ended June 30, 2004

(in thousands, except share and per share amounts)

	SeraCare Life Sciences, Inc.	Genomics Collaborative, Inc. 10/1/03 – 6/3/04	Boston Biomedica, Inc.	GCI Pro forma Adjustments		BBI Pro forma Adjustments		Pro forma Combined
Revenues:
Net sales	$17,803	$2,846	$16,267	$—		$—		$36,916
Cost of sales	11,288	—	10,461	285	(3)	—		22,034

Gross Profit	6,515	2,846	5,806	(285)		—		14,882

Research and development	—	1,984	530	(1,984	)(4)	—		530
Depreciation and amortization	—	845	—	(585	)(5)	(294	)(9)	(34)
Selling, general, and administrative	3,578	1,625	4,010	—		—		9,213

Total expenses	3,578	4,454	4,540	(2,569)		(294)		9,709

Income (loss) from operations	2,937	(1,608)	1,266	2,284		294		5,173
Interest expense	—	113	177	28	(2)	1,208	(8)	1,526
Other income (expense)	(118)	19	—	—		—		(99)

Income (loss) before income tax expense	2,819	(1,702)	1,089	2,256		(914)		3,548
Income tax expense (benefit)	277	—	—	54	(6)	17	(10)	348

Net income (loss)	$2,542	$(1,702)	$1,089	$2,202		$(931)		$3,200

Earnings (loss) per common share
Basic	$0.32							$0.33
Diluted	$0.28							$0.29

Weighted average shares used in per share calculations

Basic	7,888,000							9,782,000

Diluted	9,137,000							11,031,000

See accompanying notes to unaudited pro forma consolidated financial statements.

SERACARE LIFE SCIENCES, INC.

Unaudited Pro Forma Consolidated Statement of Operations

For the Year Ended September 30, 2003

(in thousands, except for share and per share data)

	SeraCare Life Sciences, Inc.	Year Ended December 31, 2003 Genomics Collaborative, Inc.	Boston Biomedica, Inc.	GCI Pro forma Adjustments		BBI Pro forma Adjustments		Pro forma Combined
Revenues:
Net sales	$23,202	$4,338	$22,158	$—		$—		$49,698
Cost of sales	16,075	—	13,800	434	(3)	—		30,309

Gross Profit	7,127	4,338	8,358	(434)		—		19,389

Research and development	—	3,730	903	(3,730	)(4)	—		903
Depreciation and amortization	—	1,445	—	(780	)(5)	(392	)(9)	273
Selling, general, and administrative	4,233	1,943	6,191	—		—		12,367

Total expenses	4,233	7,118	7,094	(4,510)		(392)		13,543

Income (loss) from operations	2,894	(2,780)	1,264	4,076		392		5,846
Interest expense	—	268	236	37		1,610	(8)	2,151
Other income (expense)	6	54	—	—		—		60

Income (loss) before income tax expense	2,900	(2,994)	1,028	4,039		(1,218)		3,755
Income tax expense (benefit)	284	—	—	103	(6)	(19	)(10)	368

Net income (loss)	$2,616	$(2,994)	$1,028	$3,936		$(1,199)		$3,387

Earnings (loss) per common share
Basic	$0.35							$0.36
Diluted	$0.31							$0.33

Weighted average shares used in per share calculations
Basic	7,488,000							9,382,000

Diluted	8,321,000							10,215,000

See accompanying notes to unaudited pro forma consolidated financial statements.

SERACARE LIFE SCIENCES, INC.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

The following pro forma adjustments were made to the historical consolidated statement of operations of SRLS and the operations acquired from GCI and BBI for the nine months ended June 30, 2004 and the year-ended September 30, 2003, to reflect the Acquisitions as if they had occurred on October 1, 2002. The adjustments related to the BBI Acquisition are based on a preliminary valuation, and are subject to material changes upon completion of a final valuation and other factors as described in the introduction to these unaudited pro forma consolidated financial statements.

Pro Forma Adjustments - GCI

(1) In management’s opinion, the unaudited pro forma balance sheet for SRLS represents the fair value of its assets and liabilities at June 30, 2004 and includes the assets and liabilities of GCI which were acquired pursuant to the GCI Acquisition on June 3, 2004 (the “GCI Acquisition Date”).

(2) The GCI Acquisition was funded with SRLS’s common stock and cash. The June 30, 2004 balance sheet includes approximately $454,000 in accrued acquisition costs related to the GCI Acquisition. The purchase price paid by SRLS in the GCI Acquisition was $14,235,000, which consisted of 1,065,683 shares of SRLS’s common stock as well as a cash payment of $1,180,000. The cash portion of the purchase price was paid by SRLS on the GCI Acquisition Date. To fund the cash portion of the purchase price, SRLS borrowed $833,242 (the amount of the net cash payment) under its then existing line of credit with Brown Brothers Harriman & Co. The estimated interest expense for this borrowing has been reflected in the pro forma adjustments for both the nine months ended June 30, 2004 and for the year ended September 30, 2003. The market value of the 1,065,683 shares (based on a stock price of $12.25 on June 3, 2004) was $13,055,000.

(3) GCI did not recognize inventory and instead expensed costs related to the acquisition/purchase of inventory as research and development expense prior to the GCI Acquisition Date. The inventory balance is based on a fair value of $6,958,000, which value was determined by an independent third party appraisal. The cost of sales are estimated to be 10% of the related sales for both the nine months ended June 30, 2004 and the year ended September 30, 2003.

(4) Research and development expenses have been adjusted to reflect the capitalization of the appropriate costs as inventory and the related cost of sales (as discussed in note (3) above) for the pro forma periods presented.

(5) SRLS and an independent third party appraisal firm reviewed the estimated useful lives for the depreciable assets acquired in the GCI Acquisition and determined that the remaining useful lives were longer than those remaining on historical records. Therefore, depreciation has been adjusted to reflect the appropriate useful lives for the assets acquired pursuant to the GCI Acquisition.

(6) Income tax expense included in the pro forma adjustments was calculated using SRLS’s estimated effective tax rates of 9.8% for the nine months ended June 30, 2004 and 9.8% for the year ended September 30, 2003.

Pro Forma Adjustments – BBI

(7) The unaudited pro forma balance sheet for BBI represents the fair value of its assets and liabilities at June 30, 2004. We have adjusted BBI’s presentation format to that of SRLS.

Pro forma adjustments are necessary to reflect the estimated purchase price, to adjust amounts related to BBI’s net tangible assets to a preliminary estimate of their fair values at June 30, 2004, and to establish identifiable intangible asset balances and goodwill.

The BBI Acquisition is being accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards No. 141, “Business Combinations” (“SFAS 141”), whereby the total cost of the BBI Acquisition has been allocated to tangible and intangible net assets acquired based upon estimated fair values at September 14, 2004, the effective date of the BBI Acquisition (the “BBI Acquisition Date”). The table set forth below summarizes the estimated fair values of the assets acquired and liabilities assumed at the BBI Acquisition Date. The allocation of purchase price in the table below is based on the estimated closing balance sheet delivered by BBI at the closing of the BBI Acquisition. As noted above, the allocation of the purchase price for the BBI Acquisition is preliminary and changes are expected as additional information becomes available. As a result, actual assets and liability values could differ materially from those reflected in the table below.

	Acquired from BBI (in thousands)	Estimated Life
Current assets	9,178
Property, furniture and equipment, net	4,274	Various (5-7 yrs)
Goodwill	16,419	Indefinite
Intangibles — Non-amortizable	5,820	Indefinite
Intangibles — Amortizable	870	Various (5-10 yrs)
Other assets	102	Indefinite

Total assets acquired	36,663

Current liabilities	2,556
Long term liabilities	2,222
Deferred Rent and Income	295

Total liabilities assumed	5,073

Fair value of net assets acquired	$31,590

In accordance with Statement of Financial Accounting Standards No. 142, goodwill is not subject to amortization for financial reporting purposes. For tax purposes goodwill is deductible over 15 years.

A subsequent purchase price allocation based upon a balance sheet as of September 14, 2004 projected goodwill totaling $18,338,000 compared to the estimated amount of $16,419,000 used in the pro forma balance sheet as of June 30, 2004. As noted above, the allocation of the purchase price for the BBI Acquisition is still preliminary and changes are expected as additional information becomes available.

(8) The purchase price for the BBI Acquisition reported on the pro forma balance sheet includes approximately $1,184,000 in accrued acquisition costs. The purchase price paid by SRLS in the BBI Acquisition was $30,000,000 in cash. SRLS funded the BBI Acquisition through a combination of the following: (1) $21 million in borrowings under a $25 million Revolving/Term Credit and Security Agreement, dated as of September 14, 2004 (the “Credit Agreement”), (2) $4 million in borrowings under a $4 million Subordinated Note Agreement, dated as of September 14, 2004 (the “Note Agreement”), (3) $8.16 million in gross proceeds from the closing a private placement of 800,000 shares of SRLS common stock, and (4) its working capital. The estimated interest expense for the borrowings under the Credit Agreement and the Note Agreement has been reflected in the pro forma adjustments for both the nine months ended June 30, 2004 and for the year ended September 30, 2003.

(9) SRLS and an independent third party appraisal firm reviewed the estimated useful lives for the depreciable assets acquired in the BBI Acquisition and determined that the remaining useful lives were longer than those remaining on BBI’s records. Therefore, depreciation was adjusted to reflect the appropriate useful lives for the assets acquired pursuant to the BBI Acquisition.

(10) Income tax expense included in the pro forma adjustments was calculated using SRLS’s estimated effective tax rates of 9.8% for the nine months ended June 30, 2004 and 9.8% for the year ended September 30, 2003.